Exhibit 99.16
Provisional Result regarding IsoTis Exchange Offer
Approximately 90% of Shares Tendered through the end of the Post-
Acceptance Period
IRVINE, CA, USA, LAUSANNE, Switzerland – February 8, 2007 – Further to the public announcements dated November 6, 2006, December 1, 14, 15, 2006, January 22 and 25, 2007 and the offer memorandum of December 14, 2006 (the “Offer Memorandum”), IsoTis, Inc. and IsoTis SA (“IsoTis” or the “Company”) hereby jointly present the provisional result regarding the number of shares tendered under the public exchange offer (the “Exchange Offer”) for all issued and outstanding registered shares (the “IsoTis Swiss Shares”) during the Post-Acceptance Period. Unless defined herein, defined terms used in this announcement shall have the meaning ascribed to them in the Offer Memorandum.
At the end of the Post-Acceptance Period, on February 7, 2007, at 16:00 hours CET, approximately 11,001,791 IsoTis Swiss Shares had been tendered under the Exchange Offer, representing 15.50 % of the issued and outstanding share capital of the Company. It should be noted that the aforesaid number and percentage constitute a provisional count only, and is announced today to comply with Swiss law.
Following the provisional count of the IsoTis Swiss Shares tendered during the Post-Acceptance Period and together with the IsoTis Swiss Shares already held by IsoTis, Inc., IsoTis, Inc. holds, for its own account as per the date of this announcement, approximately 64,180,460 IsoTis Swiss Shares, representing 90.46% of the issued and outstanding share capital of the Company.
Ultimately on February 13, 2007 the final count will be available, on which date IsoTis, Inc. and the Company shall publicly announce the final result regarding the Exchange Offer at the expiry of the Post-Acceptance Period.
The Settlement will take place on February 14, 2007.
Certain statements in this press release are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including those that refer to management’s plans and expectations for future operations, prospects and financial condition. Words such as “strategy,” “expects,” “plans,” “anticipates,” “believes,” “will,” “continues,” “estimates,” “intends,” “projects,” “goals,” “targets,” “could,” “may,” and other words of similar meaning are intended to identify such forward-looking statements. One can also identify them by the fact that they do not relate strictly to historical or current facts. Such statements are based on the current expectations of the management of IsoTis, Inc. only. Undue reliance should not be placed on these statements because, by their nature, they are subject to known and unknown risks and can be affected by factors that are beyond the control of IsoTis, Inc. Actual results could differ materially from current expectations due to a number of factors and uncertainties affecting IsoTis, Inc., including, but not limited to, actual shareholder participation in the exchange offer, inability to list the IsoTis, Inc. shares on NASDAQ in a timely manner, if at all, market conditions at the time of the proposed offering and inability to obtain approval from the SEC for the offering. IsoTis, Inc. expressly disclaims any intent or obligation to update these forward-looking statements except as required by law.
With regard to the provisional result an official announcement has also been made by IsoTis, Inc. in accordance with Swiss law, a copy of which is posted in English, French and German on the Company’s website under http://investors.isotis.com.

For information contact IsoTis:
U.S.	Europe
Rob Morocco, CFO	Hans Herklots, Director Investor Relations
+1 949 855 7155	+41(0)21 620 6011
robert.morocco@isotis.com	hans.herklots@isotis.com
This announcement is a public announcement as meant within article 9b paragraph 1 of the Dutch Decree on the Supervision of the Securities Trade 1995 (Besluit toezicht effectenverkeer 1995).
The Exchange Offer is being made for the shares of IsoTis SA, a Swiss company, that are listed on the SWX Swiss Exchange, on Euronext Amsterdam N.V. and the Toronto Stock Exchange. The Exchange Offer is subject to disclosure requirements of Switzerland, the Netherlands and Canada, which requirements may be different from those of the United States. U.S. shareholders should be aware that, to the extent permissible, IsoTis, Inc. may purchase IsoTis Swiss Shares otherwise than under the Exchange Offer, such as in open market or privately negotiated purchases.